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                                                                 EXHIBIT 10.(XL)
                      (NEVADA MANHATTAN MINING LETTERHEAD)

August 28, 1998


TiNVl, Inc.
701 Ocean Avenue, Suite 108
Santa Monica, CA 90402

Gentlemen:

As an inducement to TiNV1, Inc. ("TiNV1") to enter into the Subscription Agreement dated as of August 28, 1998, whereby TiNV1 has agreed to subscribe initially for Five Million, Five Hundred and Fifty Thousand (5,500,000) shares of common stock ("Subscription Shares") of Nevada Manhattan Mining, Inc. (the "Company") for Five Hundred Thousand Dollars ($500,000.00) in capital, we hereby agree to the following:

1. The Board of Directors of the Company will immediately institute the expansion of the Company's Board of Directors to a total of seven members.

2. Three designees of TiNVl will upon such expansion be elected to the Board of Directors of the Company.

3. Thereafter, three designees of TiNV1, subject to increase or decrease, as provided below, will be included in management's slate of nominees for the Board of Directors, and the Company will use its continuing best efforts to cause such nominees to be elected to the Board. The number of TiNV1's designees shall coincide with the number of directors that TiNV1 is entitled to elect pursuant to paragraph 5 below.

4. The nominees proposed by TiNV1 from time to time shall possess such qualifications, character and reputation as are reasonably appropriate for members of the Board of Directors of the Company.



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5. The Company  shall use its best efforts to create a class of preferred  stock
("Preferred  Stock")  which  possess   attributes,   rights,   privileges,   and
preferences, which are no less favorable than those of the common stock comprising the Subscription Shares. Upon creation of the Preferred Stock, the Company shall have the right to exchange the common stock comprising the Subscription Shares to Preferred Stock on a one for one basis. The Preferred
Stock shall be converted back into common stock in connection with any securities registration of the subject securities under the Securities Act of 1933, as amended. TiNV1 shall be the sole holder of the Preferred Stock. Subject to paragraph 6, TiNV1, as holder of the Preferred Stock, voting as a separate class, shall be entitled to elect three Directors, as long as the Company's Board of Directors consists of seven members. If the number of members of the Board of Directors increases (or decreases), then the Preferred Stock's right to elect Directors shall increase (or decrease) by one director for every increase (or decrease) of two members of the Board of Directors. For example, if the Board of Directors is increased to nine members, then TiNV1 shall have the right to elect four Directors.

6. Notwithstanding the foregoing, if TiNV1's beneficial ownership of its Subscription Shares, whether in the form of common stock or Preferred Stock drops below 2,750,000 or 1,375,000 shares, respectively, adjusted for stock dividends, merger, reorganization, reclassification, stock splits, or any other adjustment to the Company's capital structure, then the number of Directors that TiNV1 shall have a right to nominate and/or elect shall be reduced by one-third and two-thirds, respectively. TiNV1's right to nominate and/or elect Directors pursuant to paragraphs 3 and 5 shall terminate if its beneficial ownership of the Subscription Shares drops below 550,000 shares.

7. TiNV1 agrees to vote the maximum number of votes it has, per candidate, for its designated director nominees unless the voting for the election of directors is subject to cumulative voting. If TiNVl's nominees are not elected to the Board of Directors of the Company as provided in paragraphs 3 and 5, TiNV1 shall have the right for a 60-day period thereafter to put any or all of its Subscription Shares, whether common stock or Preferred Stock (collectively "Put Stock"), as the case may be, then held by it to the Company at a price, which is the greater of: (a) the purchase price therefor, or (b) the average price established by an independent valuation as of the date of the corporate action giving rise to the valuation, by two of the present "Big 5" accounting firms, or their sucessors. TiNV1 and the Company shall each appoint an accounting firm to perform a valuation of the Subscription Shares ("Put Price") within thirty (30) days of the event giving rise to the valuation. The respective accounting firms shall submit their valuations within thirty (30) days after their respective appointment. The Company shall purchase the Put Stock from TiNV1 within thirty
(30) days of its receipt of the subject valuations from the accounting firms.


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8. If the Company has insufficient  legally  available funds to purchase the Put
Stock, then the subject 60 day period shall not commence until the Company has legally available funds to purchase the Put Stock. Further, if the Company has insufficient legally available funds to purchase the Put Stock, then at TiNV1's election, it may sell its Subscription Shares to a bona fide third party. The Company shall issue a promissory note ("Note") to TiNV1 for the difference between the Put Price and the third party sale. The unpaid principal balance shall bear interest at the rate of Bank of America's (or successor thereto) then prime rate plus 2 points. To the extent legally permissible, the unpaid principal and accrued interest thereon shall be fully amortized and paid in quarterly installments, with the first payment due and payable ninety days after the date of the subject note. To the extent legally permissible, the remaining unpaid principal and accrued interest thereon shall be due and payable on the second anniversary of the Note. The Company may prepay the balance of the note without penalty. If Company is in default under the Note, then TiNV1 shall be entitled to recover its costs from the Company, including attorneys' fees to enforce collection under the Note.

9. All acquisitions and divestitures by the Company, which require Board approval, and any issuances of securities to the Company's debenture holders, must initially be approved by 5 of the Company's 7 Directors. If the Board of Directors increases in size, then such acquisitions, divestitures, and any issuance to the debenture holders must he approved by a super majority vote of two thirds of all members of the Board of Directors, and not a super majority of a quorum of the Board of Directors.

10. The Company hereby agrees to enter into an employment agreement with Daniel Barton Pritchett of Los Angeles, California, for a period of not less than one year. Mr. Pritchett will be designated as a Vice President of Financing, with his duties to encompass the financial expansion of the Company, and such other duties as are designated by the Board of Directors. Mr. Pritchett shall receive compensation in the amount of $3,000.00 per month.


11. The Company represents and warrants to TiNV1, which shall survive without limitation, that it has the full right, power and authority to execute, deliver, perform and comply with the terms and conditions of this agreement, and that it has taken all other actions necessary to enable the Company to comply with the terms and conditions hereof. This letter agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company.


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12. This  Agreement  shall be governed by and construed in  accordance  with the laws of the State of California. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

13. If any party to this Agreement shall commence any suit or action to interpret or enforce this Agreement, the prevailing party in such action shall recover such party's costs and expenses incurred in connection therewith, including attorneys' fees. 14. This Agreement shall inure to the benefit of and be binding upon all of the parties hereto and their respective, executors, administrators, successors and assigns.

                                   Sincerely,

                                  NEVADA MANHATTAN MINING
                                  INCORPORATED

                                        /s/ Christopher D. Michaels
                                  By:____________________________
                                     Christopher D. Michaels, President

                                        /s/ Jeffrey S. Kramer
                                  By:____________________________
                                      Jeffrey S. Kramer, Secretary

ACKNOWLEDGED AND AGREED:

       as of Aug. 28th
DATED:  ______________, 1998       TiNV1, INC.

                                        /s/ Tetsuo Kitagawa
                                   By:____________________________
                                        Tetsuo Kitagawa,
                                         President and Secretary